FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	2/21/14
Settle Date	2/28/14
Security Name	METRO TRAN AUTH 5% 11/15/2023
CUSIP	59259YQ69
Price	116.465
Transaction Value	$ 2,678,695.00
Class Size	$ 98,370,000
% of Offering	2.338%
Underwriter Purchased From	Morgan Stanley
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	Lebenthal & Co., LLC
Underwriting Members: (3)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (4)	BofA Merrill Lynch
Underwriting Members: (5)	Citigroup
Underwriting Members: (6)	Goldman, Sachs & Co.
Underwriting Members: (7)	J.P. Morgan
Underwriting Members: (8)	Jefferies
Underwriting Members: (9)	Loop Capital Markets LLC
Underwriting Members: (10)	Ramirez & Co., Inc.
Underwriting Members: (11)	RBC Capital Markets
Underwriting Members: (12)	Wells Fargo Securities
Underwriting Members: (13)	Barclays
Underwriting Members: (14)	BNY Mellon Capital Markets
Underwriting Members: (15)	Cabrera Capital Markets, LLC
Underwriting Members: (16)	CastleOak Securities, L.P.
Underwriting Members: (17)	Duncan-Williams, Inc.
Underwriting Members: (18)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (19)	Fidelity Capital Markets
Underwriting Members: (20)	Janney Montgomery Scott
Underwriting Members: (21)	KeyBanc Capital Markets Inc.
Underwriting Members: (22)	M&T Securities, Inc
Underwriting Members: (23)	Mesirow Financial, Inc.
Underwriting Members: (24)	Oppenheimer & Co. Inc.
Underwriting Members: (25)	Piper Jaffray & Co
Underwriting Members: (26)	PNC Capital Markets LLC
Underwriting Members: (27)	Raymond James
Underwriting Members: (28)	Rice Financial Products
Underwriting Members: (29)	Roosevelt & Cross, Incorporated
Underwriting Members: (30)	Stern Brothers & Co.
Underwriting Members: (31)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (32)	TD Securities
Underwriting Members: (33)	US Bancorp
Underwriting Members: (34)	The Williams Capital Group, L.P.